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                                                                    EXHIBIT 9(d)


                                AMENDMENT NO. 3

                     TRANSFER AGENCY AND SERVICE AGREEMENT


         The Transfer Agency and Service Agreement (the "Agreement"), dated September 16, 1994, as amended on July 1, 1995 and July 1, 1996, by and between Short-Term Investments Trust, a Delaware business trust and A I M Institutional Fund Services, Inc., a Delaware corporation, is hereby amended as follows (terms used herein but not otherwise defined herein have the meaning ascribed them in the Agreement):

1) A new Section 2.03 to the Agreement is hereby added in its entirety as follows: "In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse the Transfer Agent for out-of-pocket expenses or advances incurred by the Transfer Agent for the reconcilement of demand deposit accounts on behalf of each of the Portfolios. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund on behalf of the applicable Shares."

         All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.


Dated: July 1,1997

                                         SHORT-TERM INVESTMENTS TRUST


Attest: /s/ STEPHEN I. WINER             By:  /s/ ROBERT H. GRAHAM
        -------------------------------       -------------------------------
             Assistant Secretary                  Robert H. Graham
                                                  President

(SEAL)


                                         AIM INSTITUTIONAL FUND SERVICES, INC.


Attest: /s/ OFELIA M. MAYO               By:  /s/ JOHN CALDWELL
        -------------------------------       -------------------------------
             Assistant Secretary                  John Caldwell
                                                  President

(SEAL)